Exhibit 10.42

240 Greenwich Street
15th Floor
New York, NY 10286

August 30, 2022

Mr. Robin Vince
Chief Executive Officer

Dear Robin:

This letter (this “Letter”) serves to confirm that with respect to the Special Vesting Terms provided for in your offer letter dated August 19, 2020 (the “2020 Letter”), it is hereby agreed that those provisions shall not apply with respect to any RSUs or PSUs (or any other otherwise Covered Awards) awarded to you by the Company on or after September 1, 2022 (the “Effective Date”). To the extent you are granted any RSUs or PSUs on or after the Effective Date, such awards will be subject to the terms and conditions as set forth in the applicable plans and applicable award agreements. Capitalized terms used in this Letter not otherwise defined shall have the meaning set forth in the 2020 Letter.

This Letter supersedes and amends the relevant provisions of the 2020 Letter. For the avoidance of doubt, the provisions in the 2020 Letter (including vesting terms, as applicable) related to Covered Awards granted prior to the Effective Date, the Sign-On Award, Cash-Buyout Award, Equity Buyout Award and Replacement Shares/Future Buyout Awards continue to apply in accordance with the 2020 Letter.

Please acknowledge your acceptance and agreement to the terms in this Letter by signing below.

Sincerely yours,

/s/ Jolen Anderson
Jolen Anderson
Global Head of Human Resources

AGREED TO AND ACCEPTED:

/s/ Robin Vince
Robin Vince